Exhibit 10.13

Non-Employee Director Compensation Policy

Compensation for our non-employee directors consists of cash, restricted stock unit awards (“RSUs”) and stock options. The Compensation Committee periodically reviews the compensation paid to non-employee directors for their service on the Board and its committees and recommends any changes considered appropriate to the full Board for its approval. Each member of our Board who is not our employee receives an annual retainer of $40,000. In addition, our non-employee directors receive the following cash compensation for Board services, as applicable:

●	the Board Chair receives an additional annual retainer of $30,000;

●	the Audit Committee Chair receives an additional annual retainer of $20,000;

●	the Finance and Strategic Transactions Committee (“FAST Committee”) Chair receives an additional annual retainer of $20,000;

●	the Compensation Committee Chair receives an additional annual retainer of $15,000;

●	the Nominating and Corporate Governance Committee Chair receives an additional annual retainer of $10,000;

●	an Audit Committee member receives an additional annual retainer of $10,000;

●	a FAST Committee member receives an additional annual retainer of $10,000;

●	a Compensation Committee member receives an additional annual retainer of $7,500; and

●	a Nominating and Corporate Governance Committee member receives an additional retainer of $5,000.

Beginning in February 2022, upon election or appointment to our Board, a new non-employee director will be granted an initial stock option to purchase 46,500 shares of our common stock, which will vest as to 1/3rd of the shares subject to the option on the one-year anniversary of the date of grant and as to the remaining shares subject to the option on an equal monthly basis over the following two-year period, and 23,250 RSUs, which will vest as to 1/3rd of the RSUs on each anniversary of the date of grant over a three-year period. Each non-employee director who is then serving as a director or who is elected to our Board on the date of an annual meeting will be granted a stock option to purchase 31,000 shares of our common stock, which will vest in full on the one-year anniversary of the date of grant, and 15,500 RSUs, which will vest in full on the one-year anniversary of the date of grant.

All Board and committee retainers accrue and are payable on a quarterly basis at the end of each calendar quarter of service. We continue to reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board or committee meetings.